EXHIBIT 12




Boeing Capital Corporation and Subsidiaries
Computation of Ratio of Income to Fixed Charges

                                                                                   Three months ended
                                                                                        March 31,
(Dollars in millions)                                                             2000              1999
---------------------------------------------------------------------------------------------------------------
Income:
    Income before provision for income taxes                               $         28.1    $         28.8
    Fixed charges                                                                    57.0              33.9
                                                                           ------------------------------------
    Income before provision for income taxes and fixed charges             $         85.1    $         62.7
                                                                           ====================================

Fixed charges:
    Interest expense                                                       $         56.1    $         33.0
    Preferred stock dividends                                                         0.9               0.9
                                                                           ------------------------------------
                                                                           $         57.0    $         33.9
                                                                           ====================================

Ratio of income before provision for income taxes and fixed
    charges to fixed charges                                                       1.49              1.85
                                                                           ====================================
